Arbor Realty Trust Issues $210 Million Preferred Equity Investment in $8 Billion Purchase of Extended Stay Hotel Portfolio by The Lightstone Group

      UNIONDALE, N.Y., June 12 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage-related securities and other real estate related assets, today announced that it closed on a $210 million preferred equity investment as part of the purchase of Extended Stay Hotels, Inc. from affiliates of Blackstone by The Lightstone Group, LLC. The entities acquired own 684 mid-price extended-stay properties in 44 states and Canada, with an aggregate of approximately 76,000 rooms.

      The purchase price was approximately $8 billion and was financed by approximately $7.4 billion of mortgage and mezzanine debt under a senior secured debt facility from Wachovia Bank, National Association, and Bear Stearns Commercial Mortgage, Inc, $210 million of senior preferred equity and approximately $420 million of subordinated equity in two tranches.

      Arbor provided the $210 million of senior preferred equity which has a liquidation preference of $210 million, a 12% preferred dividend rate per annum (of which 10% will be paid currently and 2% will be permitted to accumulate) payable monthly, and is entitled to receive a residual profits interest in the acquiror. The senior preferred equity (other than the residual profits interest) will be redeemable by the acquiror at any time, subject to certain limitations. Arbor has commitments with other investors to purchase $105 million of the senior preferred equity through a participation arrangement. Arbor will retain $105 million of the senior preferred equity which will entitle Arbor to receive an approximately 15% profits interest. Arbor may arrange for other investors to purchase up to $30 million of Arbor's $105 million which could result in Arbor retaining approximately $75 million of the senior preferred equity with a profits interest of approximately 12%.

      "We are very excited about this transaction," said Ivan Kaufman, Chairman and Chief Executive Officer of Arbor. "We think the Extended Stay companies have a seasoned management team, like the extended stay segment of the hospitality sector and are confident in their ability to grow the franchise. This was an extremely complex deal that needed to close in a short period of time. We are very pleased with the preferred equity structure as an investment for Arbor."

      About Arbor Realty Trust, Inc.

      Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 11 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

      Safe Harbor Statement

      Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor's Annual Report on Form 10-K for the year ended December 31, 2006 and its other reports filed with the SEC. Such forward- looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

    Contacts:

    Arbor Realty Trust, Inc.
    Paul Elenio, Chief Financial Officer
    516-832-7422
    pelenio@arbor.com

    Investors:
    Stephanie Carrington
    The Ruth Group
    646-536-7017
    scarrington@theruthgroup.com

    Media:
    Bonnie Habyan, SVP of Marketing
    516-229-6615
    bhabyan@arbor.com

SOURCE  Arbor Realty Trust, Inc.
    -0-                             06/12/2007
    /CONTACT: Paul Elenio, Chief Financial Officer, +1-516-832-7422, pelenio@arbor.com, or Media: Bonnie Habyan, SVP of Marketing, +1-516-229-6615, bhabyan@arbor.com, both of Arbor Realty Trust, Inc.; or Investors: Stephanie Carrington, of The Ruth Group, +1-646-536-7017, scarrington@theruthgroup.com/
    (ABR)